EXHIBIT 10.2
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                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT (the "AMENDMENT") dated June 20, 2005 amends the Employment Agreement between SpectraSite, Inc. (f/k/a SpectraSite Holdings, Inc.) and Timothy G. Biltz (the "EXECUTIVE") effective as of February 10, 2003 (the "EMPLOYMENT AGREEMENT"). Capitalized terms used herein that are not otherwise defined have the same meanings as those terms are given in the Employment Agreement.

         WHEREAS, the Company and the Executive wish to amend the Employment Agreement so as to avoid adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 7(d) is amended by adding thereto a new subsection (iii) to read as follows:

                (iii) Notwithstanding anything in Section 7(d)(i) or Section 7(d)(ii) to the contrary, any payments that would otherwise be made to the Executive within the first six months following his termination of employment pursuant to those Sections shall not be made during such six month period and shall instead be delayed and paid to the Executive in a lump sum plus interest thereon (calculated in accordance with the next sentence) on the sixth month anniversary of his termination of employment; thereafter, payments pursuant to Sections 7(d)(i) and 7(d)(ii) shall continue as scheduled in accordance with those Sections. Payments that are delayed in accordance with the foregoing sentence will earn interest between the date on which such payments would have otherwise been made under Section 7(d)(i) or 7(d)(ii) without regard to this
Section 7(d)(iii) (each, an "ORIGINAL PAYMENT DATE") and the date on which such payments are actually made (after application of this Section 7(d)(iii)) at the rate of 2% plus the rate published on the applicable Original Payment Date (or the preceding business day, if such day is not a business day) in the WALL STREET JOURNAL for notes maturing three (3) months after issuance under the caption "Money Rates, London Interbank Offered Rates (LIBOR)." Interest shall be calculated based on a 360 day year and charged for the actual number of days elapsed. The six month payment delay provided for by this Section 7(d)(iii) shall apply only to the monthly payments provided for in clause (i) of each of Sections 7(d)(i) and 7(d)(ii) and shall not apply to the benefits to be provided to the Executive in clause (ii) of each of such Sections.

         2.     Section 7(f) is amended to read in its entirety as follows:

                (f)     Other than as specifically provided for in Section 7(d)
(iii), no interest shall accrue on or be paid with respect to any portion of any payments hereunder.

         3. Except as specifically provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

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         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

                                                SPECTRASITE, INC.



                                                By: /s/ Mark A. Slaven
                                                    --------------------------
                                                    Name:  Mark A. Slaven
                                                    Title: Chief Financial
                                                           Officer



                                                TIMOTHY G. BILTZ


                                                /s/ Timothy G. Biltz
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